Exhibit 11

     COMPUTATIONS OF PER SHARE EARNINGS

     Earnings per share are based on net income divided by the average number of shares outstanding including incremental shares from assumed conversions during the period.



                                                   Three months ended
                                                      December 31
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     (Dollars and shares in thousands)                1998          1997
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     Weighted average shares outstanding           251,860        252,692
     Incremental shares from assumed
        conversions                                    195            493
                                              =============================
     Adjusted weighted average shares
     outstanding                                   252,055        253,185
                                              =============================

     Net income
                                                   $68,492       $130,515


     Earnings per share:
        Basic                                        $0.27          $0.52
        Diluted                                      $0.27          $0.52